Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kraton Corporation:
We consent to the incorporation by reference in the registration statements (No. 333‑163893, No. 333-211817, and No. 333-216223) on Form S-8 and in the registration statement (No. 333-206570) on Form S-3 of Kraton Corporation of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Kraton Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Kraton Corporation and subsidiaries.
Our audit report dated February 28, 2017 on internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, Arizona Chemical’s internal control over financial reporting associated with total assets of $1,779.4 million and total revenue of $719.4 million included in the consolidated financial statements of Kraton Corporation and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Kraton Corporation also excluded an evaluation of the internal control over financial reporting of Arizona Chemical.
(signed)    KPMG LLP
Houston, Texas
February 28, 2017